Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF GLOBAL CASH ACCESS HOLDINGS, INC.,

a Delaware corporation

Global Cash Access Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.                                      Article I of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Article I                                           The name of the Corporation is Everi Holdings Inc.”

2.                                      The foregoing amendment to the Amended and Restated Certificate of Incorporation has been duly approved by the Corporation’s Board of Directors in accordance with Sections 141 and 242 of the Delaware General Corporation Law.

3.                                      The foregoing amendment to the Amended and Restated Certificate of Incorporation shall be effective on August 24, 2015 and the effective time shall be 12:01 a.m., Eastern Standard Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed this 14th day of August, 2015.

GLOBAL CASH ACCESS HOLDINGS, INC.

By:	/s/ Juliet A. Lim
Name:	Juliet A. Lim
Title:	Executive Vice President, Payments, and General Counsel